FOURTH AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT, dated as of the 1st day of December, 2014, by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”), as parties to the Distribution Agreement dated as of October 3, 2005, as amended September 29, 2008, November 11, 2010 and November 8, 2011 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the funds of the Agreement as follows:

Amended Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDES INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Jeffrey A. Busby	By: /s/ James R. Schoenike
Name: Jeffrey A. Busby	Name: James R. Schoenike
Title: President	Title: President

BRANDES INVESTMENT PARTNERS, L.P.
By: /s/ Gregory S. Houck
Name: Gregory S. Houck
Title: Managing Director, Operations

Amended Exhibit B
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.
Distribution Agreement

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Core Plus Fixed Income Fund
Brandes Global Equity Fund
Brandes Emerging Markets Fund
Brandes International Small Cap Equity Fund
Brandes Credit Focus Yield Fund
Brandes Global Opportunities Value Fund
Brandes Global Equity Income Fund